UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 19, 2022

Cosmos Health Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-54436	27-0611758
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

141 West Jackson Blvd, Suite 4236, Chicago, Illinois	60604
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (312) 865-0026

Cosmos Holdings Inc.

(Former name or former address, if changed since last report.)

Title of Each Class	Trading Symbol	Name of Each Exchange On Which Registered
Common Stock, $.001 par value	COSM	Nasdaq Capital Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 1.01 Entry into a Material Definitive Agreement.

On December 19, 2022, Cosmos Health Inc. (“we,” “our,” “us,” or the “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain institutional investors (the “Purchasers”), for a registered direct offering and a concurrent private placement.  Under the Purchase Agreement, the Company agreed to issue and sell (the “Offering”) an aggregate of $32,525,680 of securities, consisting of (i) 2,828,320 shares of Common Stock of the Company, par value $.001 per share (the “Shares”), (ii) pre-funded Warrants in lieu of shares of Common Stock (the “Pre-Funded Warrants”), none of which were purchased, and (iii) 2,828,320 warrants to purchase 2,828,320 shares of Common Stock (the “Common Warrants”).  The Offering includes participation from Grigorios Siokas, the Company’s Chief Executive Officer, as well as certain existing shareholders of the Company.

Under the terms of the Purchase Agreement, the Company agreed to sell one share of its Common Stock and/or a Pre-Funded Warrant, and one Common Warrant for each share of Common Stock sold at a unit price of $11.50.  The Common Warrants will be exercisable immediately upon the date of issuance and have an exercise price of $11.50 per share, subject to adjustment. The Common Warrants will expire five (5) years from the date of issuance.  A.G.P./Alliance Global Partners is acting as the sole placement agent (the “Placement Agent”) in the Offering.  The Offering is being made pursuant to a “shelf” registration statement on Form S-3 (File No. 333-267550) previously filed with and declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on December 15, 2022.  A prospectus supplement describing the terms of the Offering will be filed with the SEC.  The shares of Common Stock underlying the Common Warrants will be registered on a separate registration statement to be filed within thirty (30) days following the completion of the Offering.

The Purchase Agreement contained customary representations and warranties and agreements of the Company and the Purchasers and customary indemnification rights and obligations of the parties. Pursuant to the Purchase Agreement, the Company agreed to certain restrictions on the issuance and sale of its shares of Common Stock or Common Share Equivalents (as defined in the Purchase Agreement) during the sixty (60) day period following the closing of the Offering.

A holder (together with its affiliates) will not be able to exercise any portion of the Common Warrants to the extent that the holder would own more than 4.99% (or, at the holder’s option upon issuance, 9.99%) of the Company’s outstanding shares of Common Stock immediately after exercise. However, upon prior notice from the holder to the Company, a holder with a 4.99% ownership blocker may increase or decrease the amount of ownership of outstanding shares of Common Stock after exercising the holder’s Common Warrant up to 9.99% of the number of the Company’s shares of Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Securities, provided that any increase shall not be effective until 61 days following notice to us.

The Offering is expected to close on or about December 21, 2022 subject to the satisfaction of customary closing conditions. The Company will receive gross proceeds of approximately $32,500,000 in connection with the Offering before deducting fees and other related offering expenses. The Company intends to use the net proceeds from the Offering primarily for working capital and general corporate purposes.

Pursuant to a Placement Agency Agreement dated December 19, 2022, the Company engaged A.G.P./Alliance Global Partners as sole Placement Agent in connection with the Offering. The Company agreed to pay to the Placement Agent a cash fee of six and one‑half (6.5%) percent; provided, that the cash fee will be 3.25% with regards to any purchase price paid by purchasers that were first introduced by the Company to the Placement Agent and that the placement agent does not otherwise have a relationship with as of the date of such introduction, In addition to such fee, the Company agreed to pay the Placement Agent up to $100,000 of accountable expenses and a one (1%) percent non‑accountable expense allowance.

The foregoing summaries of the Pre-Funded Warrants, Common Warrants, Securities Purchase Agreement and Placement Agency Agreement (collectively, the “Transaction Documents”) do not purport to be complete and are subject to, and qualified in their entirety by, such documents attached as Exhibits 4.1, 4.2, 10.1 and 10.2, respectively, to this Current Report on Form 8-K, which are incorporated herein by reference.  The Opinion of Counsel as to the legality of the Securities offered is filed as Exhibit 5.1 to this Form 8-K.  A copy of the Company’s Press Release titled “Cosmos Health Inc. Announces Pricing of $32.5 Million Registered Direct Offering and Concurrent Private Placement At-The-Market” is furnished as Exhibit 99.1.

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ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

Number	Description
4.1	Form of Pre-Funded Warrant
4.2	Form of Common Warrant
5.1	Opinion re: legality
10.1	Form of Securities Purchase Agreement
10.2	Form of Placement Agency Agreement
99.1	Press Release dated December 19, 2022 and titled “Cosmos Health Inc. Announces Pricing of $32.5 Million Registered Direct Offering and Concurrent Private Placement At-The-Market”
104	Cover Page Interactive Data File (embedded within Inline XBRL document).

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COSMOS HEALTH INC.

Date: December 20, 2022	By:	/s/ Georgios Terzis
Georgios Terzis
Chief Financial Officer

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